Exhibit 99.1

FOR:	Tier Technologies, Inc. 2001 North Main Street Suite 500 Walnut Creek, CA 94596

CONTACT: Jeffrey A. McCandless, Chief Financial Officer (925) 330-8189
(925) 941-2806

Tom Nutile, Vice President of Corporate Communications
(617) 737-1100 x314

Tier Reports Fiscal Fourth Quarter Results

WALNUT CREEK, Calif. – Nov. 10, 2003 –-Tier Technologies, Inc. (Nasdaq: TIER), a leading provider of financial transaction processing outsourcing and packaged software and systems integration solutions for state and local government clients, today announced results for the fiscal fourth quarter ended Sept. 30, 2003 and the full fiscal year 2003.

GAAP Results

U.S. Generally Accepted Accounting Principles, or GAAP, net loss from continuing operations per diluted share was $1.57 in the fiscal 2003 fourth quarter, as compared to net income from continuing operations per diluted share of $0.11 in the same period of a year ago. For the full year 2003, GAAP net loss from continuing operations per diluted share was $1.27, as compared to net income from continuing operations per diluted share of $0.45 a year ago.

Non-GAAP Results

Tier’s after tax income from continuing operations, excluding the effect of certain adjustments and charges incurred in connection with the pending litigation with the California Public Employees Retirement System (CalPERS) and the restructuring announced separately today and charges associated with document production in connection with the subpoena, was $0.05 per diluted share in the fiscal 2003 fourth quarter, as compared to $0.07 for the same period a year ago. Additional details regarding these adjustments and charges and a reconciliation of these results to the GAAP results reported today can be found elsewhere in this press release.

Tier’s Performance Against Guidance

On Aug. 1, 2003, the Company provided guidance that its pro forma earnings per diluted share would be $0.09 to $0.10 for the fiscal 2003 fourth quarter. Pro forma earnings per diluted share, excluding the aforementioned and additional adjustments and charges, were $0.09 for the fiscal 2003 fourth quarter. A reconciliation of pro forma earnings per share to the GAAP net loss per share reported today for the fiscal 2003 fourth quarter can be found in the financial tables accompanying this press release.

Revenues

Net revenues for the fiscal 2003 fourth quarter were $16.2 million, as compared with $32.4 million in the same period a year ago.  Excluding the revenue impact from terminated contracts including CalPERS, the Company had revenues of $29.1 million in the fiscal 2003 fourth quarter as compared to $28.8 million in the same period a year ago.  Net revenues for the full year 2003 were $127.1 million, as compared with $103.8 million a year ago.  Excluding the revenue impact from terminated contracts,

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including CalPERS, the Company had revenues of $130.6 million in fiscal 2003 as compared to $92.8 million a year ago.

CalPERS Charges

In addition to the effect on net revenues from CalPERS as described above, in the fiscal 2003 fourth quarter, the Company incurred $3.0 million in costs as compared with costs of $2.2 million in the same period a year ago.  For the full 2003 fiscal year, the Company incurred $10.0 million in costs, as compared with costs of $7.2 million in fiscal year 2002.

Restructuring and Other Charges

As a result of Tier’s decision reported today to exit its management consulting practice focused on the health care industry, its global insurance practice in the United Kingdom, the Tier Strategies practice, its Systems & Technology Training practice, and its Justice & Public Safety practice, the Company incurred $20.5 million of charges in the fourth quarter of fiscal 2003.

The Company also incurred $1.0 million of charges in the fourth quarter of fiscal 2003 in connection with the Company’s compliance with the document production pursuant to the subpoena disclosed in June 2003.  The Company also took a tax charge of $7.0 million in the fourth quarter of fiscal 2003 to establish deferred tax asset valuation allowances related to the net operating loss carry-forwards created as a result of the loss for fiscal 2003.

The Company has provided supplemental notes on the face of the attached condensed consolidated statements of operations that describe in detail the items affecting per share results and revenues reported above and a reconciliation of the pro forma results to the GAAP results.

For additional details regarding CalPERS and the effects of the Company’s restructuring activities, please refer to the other press releases issued today.

Balance Sheet

Total cash and investments on Sept. 30, 2003 totaled $66.3 million, a decrease of $5.9 million from  $72.2 million on Sept. 30, 2002.  The Company had total debt of $0.3 million on Sept. 30, 2003, as compared with $0.8 million on Sept. 30, 2002.

Fiscal 2003 Fourth Quarter

“Tier is a much stronger, more focused company today because of our strategic planning and restructuring effort of the last six months,” said James R. Weaver, President and Chief Executive Officer. “We have exited businesses not central to our core financial transaction processing, outsourcing and packaged software and systems integration practices.  Tier is now a company with generally stable margins and a high level of revenue visibility. We are in a good position, I believe, to execute on our revenue and earnings guidance for 2004 and beyond.”

Jeffrey A. McCandless, Senior Vice President and Chief Financial Officer commented, “I am pleased that our core businesses performed well and that despite the restructuring activities and the time spent on the CalPERS contract matter, we met or exceeded all of our objectives for our core business during the quarter. For the second consecutive quarter, transaction-based revenue represented approximately 60% of total revenue excluding the effects of CalPERS in the fourth quarter.  As we discussed at our last earnings call, the Company will be moving to a GAAP-only income statement in 2004 and will provide GAAP guidance only, with supplemental data on other charges and non-cash expenses as needed to clarify Tier’s operating results.”

Financial Outlook

As noted above, Tier’s transaction-based businesses have continued to perform well. However, significant budget pressures at the state and local government levels have continued to result in reduced spending, increased downward pressure on pricing and margins and project delays, cutbacks or postponements in new contract awards, particularly in the discretionary government spending areas.  In the Government Systems Integration Business Unit, typically the first fiscal quarter is a seasonal quarter due to the large number of holidays in November and December.

Taking all of these factors under consideration, Tier expects revenue in the fiscal first quarter of 2004 to be approximately $26.1 million.  The Company also expects to post a GAAP net loss from continuing operations for the fiscal first quarter of 2004 of $2.2 million or a GAAP net loss from continuing operations per diluted share for the fiscal first quarter of 2004 of $0.12. This GAAP net loss includes $3.0 million in other charges equal to $0.10 per diluted share, relating to restructured business units, severance, purchase price earn-outs, and goodwill. The anticipated GAAP net loss also includes $1.3 million or $0.04 per diluted share of charges in connection with our compliance with the document production pursuant to the subpoena and projected legal costs related to CalPERS.

For the full fiscal year 2004, the Company projects total revenue of approximately $126 million, GAAP net income of approximately $1.0million and GAAP earnings per diluted share of approximately $0.05, which includes $0.11 per diluted share, or $3.4 million, of aggregate charges relating to the exited business units, severance, purchase price earn-outs, and goodwill. Also included are $3.0 million or $0.10 per diluted share of charges in connection with our compliance with the document production pursuant to the subpoena and projected legal costs related to CalPERS.

Commenting further on the 2004 guidance, Weaver stated, “As a result of our realignment, we believe that Tier will grow revenues by approximately 6%, after giving effect in 2003 to the exited business units, and we expect core business margins and earnings to grow throughout 2004.”

Conference Call

Tier will host a conference call at 7 a.m. (Eastern time) on Tuesday, Nov. 11 to discuss details of its financial results for the fiscal 2003 fourth quarter and year ended Sept. 30, 2003 as well as its 2004 guidance, restructuring activities and the commencement of its lawsuit against CalPERS. To access the conference call, please dial (303) 205-0033.  The conference call will also be broadcast live via the Internet at www.Tier.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the live broadcast, a replay will be available on the website at www.Tier.com or by calling (303) 590-3000 and entering 556344# from 2 hours after the end of the call until 11:59 p.m. (Eastern time) Tuesday, Nov. 18, 2003.  Copies of this press release and the other press releases issued today are available on the Tier website at www.Tier.com.

Non-GAAP Financial Information

To supplement its consolidated financial statements presented in accordance with GAAP, Tier uses certain non-GAAP measures, which are adjusted to exclude certain items. These non-GAAP measures, including those referred to as pro forma in this release, are not in accordance with, nor are they a substitute for, GAAP measures and may not be consistent with the presentation used by other companies.  Tier uses these non-GAAP financial measures to evaluate and manage the Company’s operations.  Tier is providing this information to investors to allow for the performance of additional financial analysis and because it is consistent with the financial models and estimates published by analysts who follow the Company. Since Tier has historically reported non-GAAP results to the investment community, the Company also believes the inclusion of non-GAAP measures provides consistency in its financial reporting. Each non-GAAP financial measure included in this press release has been reconciled to the most comparable GAAP financial measure.

About Tier

Tier is a vertically focused consulting firm that provides business and information technology consulting, systems design and integration, transaction processing, business process outsourcing and business process reengineering for its clients primarily in the state and local government market. Tier brings specific industry knowledge, proven delivery capability and proprietary applications to its client relationships.  The combination of domain expertise and technical capability allow Tier to provide solutions that link increased operating efficiencies with systems and technology improvements.  Tier is included in the Russell 3000® Index and was ranked by Forbes Magazine as one of the “200 Best Small Companies” in America in 2002.  More information about the company is available at www.tier.com.

Forward Looking Statements

Statements made in this press release that are not historical in nature, including statements in the section entitled “Financial Outlook” above, are forward looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.

Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to the Company’s ability to realize revenues from its business development opportunities and achieve cost savings from its restructuring activities, the timing, initiation, completion, renewal, extension or early termination of client projects; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; failure to achieve anticipated gross margin levels with respect to individual projects, including due to unanticipated costs incurred in fixed-price or transaction-based projects; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements.

For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the year ended Sept. 30, 2002 and most recent quarterly reports on Form 10-Q, as well as other filings with the SEC.

TIER TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in accordance with U.S. GAAP)

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002

Net revenues (Note 1)	$16,153	$32,410	$127,102	$103,814

Costs and expenses:
Direct costs (Note 2)	21,774	20,115	96,545	62,866
Selling and marketing	1,671	1,750	7,421	5,747
General and administrative	5,686	5,279	23,099	17,318
Restructuring and other charges (Note 3)	21,875	337	23,007	337
Depreciation and amortization	1,262	2,041	5,341	6,138

Income (loss) from continuing operations	(36,115)	2,888	(28,311)	11,408
Interest income (expense), net	270	478	1,227	1,581

Income (loss) from continuing operations before income taxes	(35,845)	3,366	(27,084)	12,989
Provision (benefit) for income taxes (Note 4)	(6,631)	1,115	(3,302)	4,676

Income (loss) from continuing operations, net of income taxes (Note 5)	(29,214)	2,251	(23,782)	8,313

Discontinued operation:
Loss from operations of discontinued operation, adjusted for applicable benefit for income taxes of $0 and $136 for the three and twelve months ended September 30, 2002, respectively	—	(3,629)	—	(4,902)
Loss on disposal of discontinued operation, including income taxes of $0 and $356 for the three and twelve months ended September 30, 2002, respectively	—	(3,366)	—	(18,451)
Loss from discontinued operation, net of income taxes	—	(6,995)	—	(23,353)

Net loss	$(29,214)	$(4,744)	$(23,782)	$(15,040)

Income (loss) from continuing operations, net of income taxes:
Per basic share	$(1.57)	$0.12	$(1.27)	$0.48
Per diluted share (Note 5)	$(1.57)	$0.11	$(1.27)	$0.45

Loss from discontinued operation, net of income taxes:
Per basic share	$—	$(0.37)	$—	$(1.36)
Per diluted share	$—	$(0.36)	$—	$(1.27)

Net loss:
Per basic share	$(1.57)	$(0.25)	$(1.27)	$(0.87)
Per diluted share	$(1.57)	$(0.24)	$(1.27)	$(0.82)

Shares used in computing basic income (loss) per share	18,642	18,766	18,782	17,225
Shares used in computing diluted income (loss) per share	18,642	19,657	18,782	18,376

Footnotes to Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002
Note (1) Net revenues include the following:

Net revenues (reversal) from terminated contracts	$(12,935)	$3,587	$(3,528)	$10,971
Other net revenues	29,088	28,823	130,630	92,843
	$16,153	$32,410	$127,102	$103,814

Note (2) Direct costs include the following:

Direct costs associated with terminated contracts	$2,571	$2,171	$9,599	$7,227
Amortization related to business combinations	225	225	900	567
Other direct costs	18,978	17,719	86,046	55,072
	$21,774	$20,115	$96,545	$62,866

Note (3) Restructuring and other charges include the following:

Assets impairment charge	$18,197	$—	$18,197	$—
Indirect costs associated with terminated contracts	1,035	—	1,035	—
Severance charge resulting from restructuring	707	—	707	—
Office closure charge resulting from restructuring	882	—	882	—
Business combination integration	43	337	915	337
Other charges	1,011	—	1,271	—
	$21,875	$337	$23,007	$337

Note (4) Provision (benefit) for income taxes include the following:

Benefit from income taxes before net deferred tax assets valuation	$(13,621)	$1,115	$(10,292)	$4,676
Reduction of benefit from income taxes due to net deferred tax assets valuation	6,990	—	6,990	—
	$(6,631)	$1,115	$(3,302)	$4,676

For the three and twelve months ended September 30, 2003, the effective tax rate on income (loss) from continuing operations before the impact of net deferred tax assets valuation was 38%.

Note (5) The above items impacted the Condensed Consolidated Statements of Operations as follows:

Net revenues (reversal) from terminated contracts	$(12,935)	$3,587	$(3,528)	$10,971

Direct costs associated with terminated contracts	2,571	2,171	9,599	7,227
Restructuring and other charges	21,875	337	23,007	337
Impact of above items on income (loss) from continuing operations before income taxes	(37,381)	1,079	(36,134)	3,407
Impact of above items on provision (benefit) for income taxes before net deferred tax asset valuation	(14,205)	357	(13,731)	1,227
Reduction of benefit from income taxes due to net deferred tax assets valuation	6,990	—	6,990	—
Impact of above items on after tax income (loss) from continuing operations	$(30,166)	$722	$(29,393)	$2,180

Impact of above items on after tax income (loss) from continuing operations per diluted share	$(1.62)	$0.04	$(1.56)	$0.12
Shares used in computing impact of above items on after tax income (loss) from continuing operations per diluted share	18,642	19,657	18,782	18,376

TIER TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2003	September 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$28,205	$41,750
Short-term investments	5,492	18,571
Accounts receivable, net	26,669	32,686
Other current assets	7,352	7,908
Total current assets	67,718	100,915

Long-term investments	32,590	11,906
Equipment and software, net	5,725	8,751
Goodwill and other acquired intangible assets, net	54,914	76,118
Other assets	4,027	3,429
Total assets	$164,974	$201,119

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings	$150	$470
Accounts payable and accrued expenses	21,568	22,766
Other current liabilities	3,485	4,987
Total current liabilities	25,203	28,223
Long-term debt, less current portion	194	288
Other liabilities	1,427	5,587

Total shareholders’ equity	138,150	167,021

Total liabilities and shareholders’ equity	$164,974	$201,119

TIER TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002

Operating activities
Income (loss) from continuing operations, net of income taxes	$(29,214)	$2,251	$(23,782)	$8,313
Adjustments to reconcile income (loss) from continuing operations, net of income taxes to net cash from continuing operations provided by (used in) operating activities:
Asset impairment charge	18,197	—	18,197	—
Depreciation and amortization	1,844	2,643	7,723	8,443
Provision for doubtful accounts	14	187	199	544
Deferred income taxes	(2,192)	(785)	(2,192)	(785)
Tax benefit of stock options exercised	(200)	56	—	4,349
Forgiveness of notes receivable from employees	14	17	54	65
Change in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	9,422	(2,107)	5,439	(4,301)
Prepaid expenses and other assets	746	(936)	765	(2,288)
Accounts payable and accrued liabilities	(1,549)	403	(1,942)	(151)
Deferred income	483	1,045	264	141
Net cash from continuing operations provided by (used in) operating activities	(2,435)	2,774	4,725	14,330

Investing activities
Purchase of equipment and software	(247)	(963)	(1,664)	(2,901)
Notes and accrued interest receivable from related parties	(62)	(66)	(263)	(338)
Repayments on notes and accrued interest receivable from related parties	—	123	15	521
Business combinations, net of cash acquired	(41)	(55,267)	(3,057)	(67,821)
Restricted investments	(2)	(3,054)	(2)	(7,125)
Purchases of available-for-sale securities	(10,300)	(2,088)	(35,103)	(48,293)
Sales of available-for-sale securities	—	43,750	5,989	43,750
Maturities of available-for-sale securities	4,030	4,033	21,461	14,476
Other assets	—	310	—	85
Net cash from continuing operations used in investing activities	(6,622)	(13,222)	(12,624)	(67,646)

Financing activities
Repayments under bank lines of credit	—	—	—	(7,500)
Net proceeds from issuance of Class A and Class B common stock	160	4,149	1,560	90,092
Repurchase of Class B common stock	—	—	(6,665)	—
Payments on capital lease obligations and other financing arrangements	(70)	(657)	(482)	(1,830)
Net cash from continuing operations provided by (used in) financing activities	90	3,492	(5,587)	80,762
Effect of exchange rate changes on cash	24	(39)	(59)	(119)
Net cash provided by (used in) continuing operations	(8,943)	(6,995)	(13,545)	27,327
Net cash used in discontinued operation	—	2,720	—	1,249
Net increase (decrease) in cash and cash equivalents	(8,943)	(4,275)	(13,545)	28,576
Cash and cash equivalents at beginning of period	37,148	46,025	41,750	13,174
Cash and cash equivalents at end of period	$28,205	$41,750	$28,205	$41,750

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$11	$27	$55	$294
Income taxes paid (refunded), net	$308	$1,206	$2,988	$2,373

Supplemental disclosures of non-cash transactions
Equipment acquired under capital lease obligations and other financing arrangements	$—	$25	$68	$1,717
Assumed liabilities related to business combinations	$—	$12,563	$—	$15,514
Class B common stock issued in business combinations	$—	$—	$—	$2,604
Conversion of Class A common stock to Class B common stock	$—	$—	$—	$98
Stock options acceleration charge from discontinued operation	$—	$1,902	$—	$1,902

TIER TECHNOLOGIES, INC.

TIER PERFORMANCE AGAINST PRO FORMA NET INCOME PER DILUTED SHARE GUIDANCE

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002

Reported income (loss) from continuing operations	$(36,115)	$2,888	$(28,311)	$11,408

Less: Net revenues (reversal) from terminated contract	(12,935)	3,587	(3,528)	10,971

Direct costs associated with terminated contracts	2,571	2,171	9,599	7,227
Compensation and amortization related to business combinations (Note 1)	1,067	2,098	4,437	5,307
Restructuring and other charges	21,875	337	23,007	337

Pro forma income from continuing operations	2,333	3,907	12,260	13,308

Reported interest income (expense), net	270	478	1,227	1,581

Pro forma income from continuing operations before income taxes	2,603	4,385	13,487	14,889

Pro forma provision for income taxes (Note 2)	989	1,453	5,125	5,360

Pro forma net income	$1,614	$2,932	$8,362	$9,529

Pro forma net income per diluted share (Note 3)	$0.09	$0.15	$0.43	$0.52

Shares used in computing pro forma net income per diluted share	18,930	19,657	19,240	18,376

Footnotes to Tier Performance Against Pro Forma Net Income per Diluted Share Guidance

Note (1) Compensation and amortization related to business combinations are included in the line items shown below from the Condensed Consolidated
Statements of Operations:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002
General and administrative include the following:

Compensation charge related to business combinations	$83	$333	$250	$333
Other general and administrative	5,603	4,946	22,849	16,985
	$5,686	$5,279	$23,099	$17,318

Direct costs include the following:

Direct costs associated with terminated contracts	$2,571	$2,171	$9,599	$7,227
Amortization related to business combinations	225	225	900	567
Other direct costs	18,978	17,719	86,046	55,072
	$21,774	$20,115	$96,545	$62,866

Depreciation and amortization include the following:

Amortization related to business combinations	$759	$1,540	$3,287	$4,407
Other depreciation and amortization	503	501	2,054	1,731
	$1,262	$2,041	$5,341	$6,138

Note (2) The effective tax rates used for the calculation of pro forma provision for income taxes are as follows:	38.0%	33.1%	38.0%	36.0%

Note (3) On August 1, 2003, Tier issued guidance in a press release for pro forma net income per diluted share of $0.09 to $0.10 for the three months ended September 30, 2003.

TIER TECHNOLOGIES, INC.

NON-GAAP AFTER TAX INCOME (LOSS) FROM CONTINUING OPERATIONS PER DILUTED SHARE EXCLUDING THE IMPACT OF CERTAIN ITEMS

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002

U.S. GAAP after tax income (loss) from continuing operation per diluted share	$(1.57)	$0.11	$(1.27)	$0.45

Less: Impact of certain items on after tax income (loss) from continuing operations per diluted shares (see Condensed Consolidated Statements of Operations Note 5)	(1.62)	0.04	(1.56)	0.12

Non-GAAP after tax income from continuing operations per diluted share excluding the impact of certain items	$0.05	$0.07	$0.29	$0.33

Shares used in computing income per diluted share	18,642	19,657	18,782	18,376